Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release:	July 18, 2016, 6:00 a.m. EDT	Contact:	Lorie Tekorius
Justin Roberts
Ph: (503) 684-7000

The Greenbrier Companies, Inc. Announces

Redemption of Remaining 2.375% Convertible Senior Notes

Lake Oswego, Oregon, July 18, 2016 – The Greenbrier Companies, Inc. (NYSE:GBX) (“Greenbrier”) today announced that it is issuing a notice of redemption (the “Redemption Notice”) notifying holders of its outstanding 2.375% Convertible Senior Notes due 2026 (the “Notes”) that, pursuant to the terms of the Notes and the indenture governing the Notes (the “Indenture”), Greenbrier is calling for redemption on August 18, 2016 (the “Redemption Date”), prior to their maturity, all of its outstanding Notes at a redemption price equal to 100% of the principal amount of the Notes (the “Redemption Price”), plus accrued and unpaid interest thereon to, but excluding, the Redemption Date (the “Interest”). The Redemption Price, together with the Interest, will be due and payable on each redeemed Note on the Redemption Date as provided in the Redemption Notice.

Pursuant to the terms of the Notes and the Indenture, the Notes may be converted into Greenbrier common stock prior to 5:00 p.m., Eastern Time, on August 16, 2016, the second business day preceding the Redemption Date provided that the requirements set forth in Article XII of the Indenture are satisfied. The Conversion Rate is 21.2958 shares of common stock per $1,000 principal amount of the Notes, or an effective conversion price of approximately $46.96 per share. If none of the Notes are converted, Greenbrier expects that the aggregate purchase price will be approximately $870,000, not including accrued interest.

U.S. Bank National Association is acting as paying agent and conversion agent. Holders of the Notes are encouraged to read the Redemption Notice which contains important information regarding the redemption of the Notes and their convertibility. Copies of the Redemption Notice may be obtained from U.S. Bank National Association by calling 1-800-934-6802.

None of Greenbrier, its board of directors or its employees has made or is making any representation or recommendation to any holder with respect to the matters disclosed in this press release.

This press release is for informational purposes only and is not an offer to purchase, or a solicitation of an offer to purchase, any securities.

About Greenbrier

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in

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Greenbrier announces redemption of remaining 2.375% convertible. . . (Cont.)	Page 2

manufacturing facilities in the U.S., Mexico and Poland and marine barges at our U.S. manufacturing facility. Greenbrier sells reconditioned wheel sets and provides wheel services at locations throughout the U.S. We recondition, manufacture and sell railcar parts at various U.S. sites. Through GBW Railcar Services, LLC, a 50/50 joint venture with Watco Companies, LLC, freight cars are repaired and refurbished at over 30 locations across North America, including more than 10 tank car repair and maintenance facilities certified by the Association of American Railroads. Greenbrier owns a lease fleet of over 9,000 railcars and performs management services for over 260,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to adjust manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, changes in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards are not indicative of our financial results; inability to convert backlog of railcar orders and obtain and execute lease syndication commitments; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; sovereign risk to contracts, exchange rates or property rights; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, costs or inefficiencies associated with expansion, start-up or changing of production lines or changes in production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed our insurance coverage; train derailments or other accidents or claims that could subject us to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; and issues arising from investigations of whistleblower complaints; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2015, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

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